KPMG

KPMG LLP

Suite 1700

100 North Tampa Street

Tampa, FL 33602

July 19, 2005

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for International Assets Holding Corporation and, under the date of December 12, 2004, except as to Note 2, which is as of May 2l, 2005, we reported on the consolidated financial statement of International Assets Holding Corporation and subsidiaries as of and for the years ended September 30, 2004 and 2003. On July 13, 2005, we resigned. We have read International Assets Holding Corporation's statements included under Item 4.01 of its Form 8-K dated July 19, 2005, and we agree with such statements, except that we are not in a position to agree or disagree with any of the statements made under Item 4.01(b).

Very truly yours,

KPMG LLP

KPMG LLP, a U.S. limited liability partnership, is the U.S.

member firm of KPMG International, a Swiss cooperative.